Exhibit 10.3

FORM OF

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

HUNTSMAN CORPORATION

AND

VENATOR MATERIALS PLC

DATED AS OF       , 2017

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	Interpretation	6

ARTICLE II
GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.1	General Principles	8
Section 2.2	Service Credit	10
Section 2.3	Plan Administration	10
Section 2.4	Retention of VMC Group Plans	10
Section 2.5	No Duplication or Acceleration of Benefits	11
Section 2.6	No Expansion of Participation	11
Section 2.7	VMC Group Decisions	11

ARTICLE III
ASSIGNMENT OF EMPLOYEES

Section 3.1	Active Employees	11
Section 3.2	Employment Law Obligations	14
Section 3.3	Employee Records	14

ARTICLE IV
EQUITY AND LONG-TERM INCENTIVE AWARDS

Section 4.1	General Principles	16
Section 4.2	Equity Award Treatment	17
Section 4.3	Section 16(b) of the Securities Exchange Act; Code Sections 162(m) and 409A	19
Section 4.4	Liabilities for Settlement of Awards	20
Section 4.5	Form S-8	20
Section 4.6	Tax Reporting and Withholding for Awards	20
Section 4.7	Approval of VMC New Equity Plan	20

ARTICLE V
BONUS AND SHORT-TERM INCENTIVE PLANS

Section 5.1	Establishment of VMC Short-Term Incentive Plans	21
Section 5.2	Treatment of Short-Term Incentives for Year of IPO	21
Section 5.3	Plan Liabilities	21

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ARTICLE VI
QUALIFIED DEFINED BENEFIT PLANS

Section 6.1	Retention of VMC Group Defined Benefit Plans	21
Section 6.2	Huntsman Defined Benefit Plans	22
Section 6.3	Huntsman Europe BVBA Belgium	22

ARTICLE VII
QUALIFIED DEFINED CONTRIBUTION PLANS

Section 7.1	Establishment of the VMC 401(k) Plan	22
Section 7.2	VMC Employee Account Balances	22

ARTICLE VIII
NONQUALIFIED DEFERRED COMPENSATION PLANS

Section 8.1	Establishment of VMC Deferred Compensation Plans	23
Section 8.2	Liability and Responsibility	23

ARTICLE IX
WELFARE PLANS

Section 9.1	Establishment of VMC Welfare Plans	24
Section 9.2	Special Provisions Relating to Post-Retirement Welfare Plans	24
Section 9.3	Transitional Matters Under VMC Welfare Plans	24
Section 9.4	Benefit Elections and Designations and Continuity of Benefits	25
Section 9.5	Insurance Contracts	26
Section 9.6	Third-Party Vendors	27

ARTICLE X
WORKERS’ COMPENSATION AND UNEMPLOYMENT COMPENSATION

Section 10.1	VMC Workers’ and Unemployment Compensation	27
Section 10.2	Assignment of Contribution Rights	27
Section 10.3	Collateral	27
Section 10.4	Cooperation	28

ARTICLE XI
SEVERANCE

Section 11.1	Establishment of VMC Severance Program	28
Section 11.2	Liability for Severance	28

ARTICLE XII
BENEFIT ARRANGEMENTS AND OTHER MATTERS

Section 12.1	Accrued Time Off	28
Section 12.2	Leaves of Absence	28

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EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, made and entered into effective as of      , 2017, is by and between Huntsman Corporation, a Delaware corporation (“Huntsman”), and Venator Materials PLC, a public company limited by shares and incorporated under the laws of England and Wales (“VMC”). Huntsman and VMC are also referred to in this Agreement individually as a “Party” and collectively as the “Parties.”  Capitalized terms used herein not otherwise defined shall have the respective meanings assigned to them in Section 1.1.

R E C I T A L S

WHEREAS, the Huntsman Board has determined that the separation (the “Separation”) and eventual IPO of the VMC Business is in the best interests of Huntsman, VMC and the Huntsman shareholders;

WHEREAS, concurrently herewith, Huntsman and VMC will enter into the Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), in connection with the Separation;

WHEREAS, the Separation Agreement also provides for the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the Separation and IPO of VMC; and

WHEREAS, in order to ensure an orderly transition under the Separation Agreement, it will be necessary for the Parties to allocate between them Assets, Liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs, and certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Definitions.  As used in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Adjusted Huntsman RSUs” has the meaning set forth in Section 4.2(e).

“Affiliate” has the meaning set forth in the Separation Agreement.

“Agreement” means this Employee Matters Agreement, together with all Schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 13.9.

“ASC 718” means Accounting Standards Codification Topic 718, Compensation — Stock Compensation, or any successor accounting standard.

“Assets” has the meaning set forth in the Separation Agreement.

“Benefit Management Records” has the meaning set forth in Section 3.3(b).

“Benefit Plan” means any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement (whether written or unwritten) providing for benefits, perquisites or compensation of any nature to any Employee, or to any family member, dependent, or beneficiary of any Employee, including pension plans, thrift plans, supplemental pension plans and welfare plans, and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, travel and accident, life, disability and accident insurance, tuition reimbursement, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” has the meaning set forth in Section 3.1(i).

“Defined Benefit Transfer Date” has the meaning set forth in Section 6.3.

“Dividend Accounts” has the meaning set forth in Section 4.2(f).

“Effective Time” has the meaning set forth in the Separation Agreement.

“Employee” means any Huntsman Group Employee, Former Huntsman Group Employee or VMC Group Employee.

“Employee Transfer Date” means the legal Employee transfer date, which may differ among and between certain groups of Employees, but which is expected to be on or around May 1, 2017.

“Equity Award Ratio” means the ratio (as expressed as a quotient) determined by dividing the Huntsman VWAP by the VMC VWAP.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Former Huntsman Group Employees” means all former employees of the Huntsman Group.

“Former VMC Group Employees” means all former employees of the VMC Group.

“FSA Participation Period” has the meaning set forth in Section 9.4(b).

“HIPAA” means the U.S. Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder and any similar foreign, state, provincial or local Law.

“HSA Participation Period” has the meaning set forth in Section 9.4(c).

“Huntsman” has the meaning set forth in the preamble to this Agreement.

“Huntsman Benefit Plan” means any Benefit Plan sponsored or maintained by a member of the Huntsman Group immediately prior to the Plan Transfer Date or Employee Transfer Date, as applicable, other than any Benefit Plan sponsored or maintained exclusively by a member of the VMC Group.

“Huntsman Common Stock” means a share of Huntsman’s common stock, par value $0.01.

“Huntsman Deferred Compensation Plan” means the Amended and Restated Huntsman Supplemental Savings Plan, as amended.

“Huntsman Defined Benefit Plans” means all Benefit Plans sponsored by one or more members of the Huntsman Group that are subject to Title IV of ERISA, other than the VMC Group Defined Benefit Plans.

“Huntsman Defined Contribution Plans” means all Benefit Plans sponsored by one or more members of the Huntsman Group that provide retirement benefits that are subject to Code Section 401(a), but not Title IV of ERISA, or applicable analogous foreign jurisdiction laws.

“Huntsman Director” means any individual who is a non-employee member of the Board of Directors of Huntsman immediately prior to the Effective Time.

“Huntsman Entity” means any member of the Huntsman Group.

“Huntsman Equity Plans” means the Huntsman Stock Incentive Plan, the Huntsman Corporation 2016 Stock Incentive Plan, and any other plan or agreement sponsored or maintained by Huntsman as of the Effective Time pursuant to which equity or other long-term incentive awards are or may be granted (in each case, as amended from time to time).

“Huntsman Europe BVBA Belgium” means the defined benefit plan maintained by a member of the Huntsman Group for the benefit of both Huntsman Group Employees and VMC Group Employees.

“Huntsman Group” has the meaning set forth in the Separation Agreement.

“Huntsman Group Employees” has the meaning set forth in Section 3.1(b).

“Huntsman LTI Awards” means the Huntsman Options, the Huntsman Phantom Shares, the Huntsman Restricted Stock and the Huntsman Restricted Stock Units.

“Huntsman Option” means an award granted to a VMC Group Employee pursuant to the Huntsman Equity Plans providing the holder with an option to purchase a share of Huntsman Common Stock.

“Huntsman Phantom Shares” means an award granted to a VMC Group Employee pursuant to the Huntsman Equity Plans providing the holder with a phantom share of Huntsman Common Stock, whether designed to be settled in cash or shares of Huntsman Common Stock.

“Huntsman Restricted Stock” means an award granted to a VMC Group Employee pursuant to the Huntsman Equity Plans providing the holder with a restricted share of Huntsman Common Stock.

“Huntsman Restricted Stock Unit” or “Huntsman RSU” means an award granted to a VMC Group Employee pursuant to the Huntsman Equity Plans providing the holder with a restricted stock unit based on Huntsman Common Stock, whether designed to be settled in cash or shares of Huntsman Common Stock, and whether subject to time-based or performance-based vesting conditions.

“Huntsman Retiree Medical Plan” means the Welfare Plan sponsored or maintained by any one or more members of the Huntsman Group as of immediately prior to the Plan Transfer Date or Employee Transfer Date, as applicable, for the benefit of retired employees of the Huntsman Group.

“Huntsman Salary Deferral Plan” means the defined contribution plan sponsored by the members of the Huntsman Group.

“Huntsman Short-Term Incentive Plans” means those short-term incentive plans sponsored by the members of the Huntsman Group.

“Huntsman VWAP” means the volume weighted average price of Huntsman Common Stock for a ten (10) trading day period, starting with the opening of trading on the eleventh (11th) trading day prior to the Effective Time to the closing of trading on the last trading day prior to the Effective Time.

“Huntsman Welfare Plan” means any Welfare Plan sponsored or maintained by any one or more members of the Huntsman Group as of immediately prior to the Plan Transfer Date or Employee Transfer Date, as applicable, other than the Huntsman Retiree Medical Plan.

“IPO” means the initial public offering of VMC Ordinary Shares pursuant to a registration statement on Form S-1 to be filed with the Securities and Exchange Commission.

“Law” has the meaning set forth in the Separation Agreement.

“Liabilities” has the meaning set forth in the Separation Agreement.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Person” has the meaning set forth in the Separation Agreement.

“Plan Transfer Date” means that date that VMC will establish and/or accept transfer of each of the VMC Benefit Plans, which date may differ among and between such VMC Benefit Plans, but which is expected to be on or around July 1, 2017.

“Separation” has the meaning set forth in the recitals to this Agreement.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Transfer Documents” has the meaning set forth in the Separation Agreement.

“U.S.” means the United States of America.

“VMC” has the meaning set forth in the preamble to this Agreement.

“VMC 401(k) Plan” has the meaning set forth in Section 7.1.

“VMC Benefit Plan” means any Benefit Plan sponsored or maintained by a member of the VMC Group immediately following the Plan Transfer Date or Employee Transfer Date, as applicable.

“VMC Business” has the meaning of “Venator Business” set forth in the Separation Agreement.

“VMC Deferred Compensation Beneficiaries” has the meaning set forth in Section 8.1.

“VMC Deferred Compensation Plan” has the meaning set forth in Section 8.1.

“VMC Director” means any individual who is a non-employee member of the Board of Directors of VMC immediately after the Effective Time.

“VMC Entity” means any member of the VMC Group.

“VMC Europe BVBA Belgium” has the meaning set forth in Section 6.3.

“VMC Europe BVBA Belgium Participants” has the meaning set forth in Section 6.3.

“VMC FSA” has the meaning set forth in Section 9.4(b).

“VMC Group” has the meaning for “Venator Group” set forth in the Separation Agreement.

“VMC Group Defined Benefit Plan” means each Benefit Plan sponsored by one or more members of the VMC Group solely for the benefit of VMC Employees that is subject to Title IV of ERISA, other than the Huntsman Defined Benefit Plans.

“VMC Group Employees” has the meaning set forth in Section 3.1(a).

“VMC HSA” has the meaning set forth in Section 9.4(c).

“VMC LTI Awards” means the VMC Options and VMC Restricted Stock Units.

“VMC New Equity Plan” means the plan adopted by VMC, in accordance with Section 4.7, under which the VMC LTI Awards described in Article IV shall be issued.

“VMC Options” has the meaning set forth in Section 4.2(b).

“VMC Ordinary Shares” has the meaning of “Venator Ordinary Shares” set forth in the Separation Agreement.

“VMC Pension Assets” has the meaning set forth in Section 6.3.

“VMC Restricted Stock Unit” or “VMC RSU” has the meaning set forth in Section 4.2(c).

“VMC Retiree Welfare Plan” has the meaning set forth in Section 9.2.

“VMC Retiree Welfare Plan Participants” has the meaning set forth in Section 9.2.

“VMC Short-Term Incentive Plans” has the meaning set forth in Section 5.1.

“VMC VWAP” means the volume weighted average price of VMC Ordinary Shares for a ten (10) trading day period, starting with the opening of trading on the first (1st) trading day following the Effective Time to the closing of trading on the tenth (10th) trading day following the Effective Time.

“VMC Welfare Plan Participants” has the meaning set forth in Section 9.1.

“VMC Welfare Plans” has the meaning set forth in Section 9.1.

“WARN” means the U.S. Worker Adjustment and Retraining Notification Act, as amended, and the regulations promulgated thereunder, and any applicable foreign, state, provincial or local Law equivalent.

“Welfare Plan” means, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, and mental health and substance abuse), disability benefits, or life, accidental death and disability, and business travel insurance, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time off programs, contribution funding toward a health savings account or flexible spending accounts.

Section 1.2                                    Interpretation.  In this Agreement, unless the context clearly indicates otherwise:

(a)                                 words used in the singular include the plural and words used in the plural include the singular;

(b)                                 if a word or phrase is defined in this Agreement, its other grammatical forms, as used in this Agreement, shall have a corresponding meaning;

(c)                                  reference to any gender includes the other gender and the neuter;

(d)                                 the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e)                                  the words “shall” and “will” are used interchangeably and have the same meaning;

(f)                                   the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(g)                                  relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(h)                                 whenever this Agreement refers to a number of days, such number shall refer to calendar days;

(i)                                     accounting terms used herein have the meanings historically ascribed to them by Huntsman and its Subsidiaries, including VMC for this purpose, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(j)                                    reference to any Article, Section or Schedule means such Article or Section of, or such Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(k)                                 the words “this Agreement,” “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(l)                                     the term “commercially reasonable efforts” means efforts which are commercially reasonable to enable a Party, directly or indirectly, to satisfy a condition to or otherwise assist in the consummation of a desired result and which do not require the performing Party to expend funds or assume Liabilities other than expenditures and Liabilities which are customary and reasonable in nature and amount in the context of a series of related transactions similar to the IPO;

(m)                             reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement;

(n)                                 reference to any Law (including statutes and ordinances) means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(o)                                 references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the IPO and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(p)                                 if there is any conflict between the provisions of the main body of this Agreement and the Schedules hereto, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise in such Schedule;

(q)                                 unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the U.S.;

(r)                                    the titles to Articles and headings of Sections contained in this Agreement, in any Schedule and exhibit and in the table of contents to this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

(s)                                   any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

ARTICLE II
GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.1                                    General Principles.

(a)                                 Cessation of Participation in Huntsman Benefit Plans by VMC Group Employees.  Each member of the Huntsman Group and each member of the VMC Group shall take any and all reasonable action as shall be necessary or appropriate so that active participation in the Huntsman Benefit Plans by all VMC Group Employees shall terminate in connection with the Plan Transfer Date (or such later Employee Transfer Date) as and when provided under this Agreement (or, if not specifically provided under this Agreement, as of the Effective Time).

(b)                                 Certain Obligations of the Huntsman Group.  Except as otherwise provided in this Agreement, effective as of the Plan Transfer Date (or such later Employee Transfer Date), one or more members of the VMC Group (as determined by VMC) shall assume or continue the sponsorship of, and no member of the Huntsman Group shall have any further Liability with respect to or under, the following agreements, obligations and Liabilities, and VMC shall indemnify each member of the Huntsman Group, and the officers, directors, and employees of each member of the Huntsman Group, and hold them harmless with respect to such agreements, obligations or Liabilities:

(i)                                     any and all individual agreements entered into between any member of the Huntsman Group or VMC Group and any VMC Group Employee;

(ii)                                  any and all agreements entered into between any member of the Huntsman Group or VMC Group and any individual who is a consultant or an independent contractor providing services primarily for the benefit of the VMC Business;

(iii)                               any and all collective bargaining agreements, collective agreements and trade union or works council agreements entered into between any member of the Huntsman Group or VMC Group and any labor union, trade union, works council or other representative of VMC Group Employees;

(iv)                              any and all wages, salaries, incentive compensation (as the same may be modified by this Agreement), commissions, bonuses, payment owed for any vacation or paid time off entitlement and any other compensation or benefits payable to or on behalf of any VMC Group Employees on or after the Employee Transfer Date, without regard to when such wages, salaries, incentive compensation, commissions, bonuses, or other compensation or benefits are or may have been earned;

(v)                                 any and all Liabilities and other obligations relating to any Benefit Plan that is sponsored, maintained or contributed to exclusively by a member or members of the VMC Group or for the benefit of one or more VMC Group Employees (whether or not such Liabilities relate to VMC Group Employees);

(vi)                              any and all expenses and obligations related to relocation, repatriation, transfers or similar items incurred by or owed to any VMC Group Employees that have not been paid prior to the Employee Transfer Date;

(vii)                           any and all immigration-related, visa, work application or similar rights, obligations and Liabilities related to any VMC Group Employees;

(viii)                        any employment tax, superannuation, employment insurance, pension plan or similar Liabilities incurred or owed with respect to VMC Group Employees; and

(ix)                              any and all Liabilities and obligations whatsoever with respect to claims made by, on behalf of, or with respect to any VMC Group Employees or independent contractors providing services primarily for the VMC Business including any such Liability or obligation in connection with any labor or employment practice, workers’ compensation claims, labor or employment Laws, employee benefit plan, program or policy not otherwise expressly retained or assumed by any member of the Huntsman Group pursuant to this Agreement, including such Liabilities relating to actions or omissions of or by any member of the VMC Group or any officer, director, employee or agent thereof on or prior to the Effective Time.

(c)                                  Certain Obligations of the Huntsman Group.  Except as otherwise provided in this Agreement, effective as of the Plan Transfer Date (or such later Employee Transfer Date), no member of the VMC Group shall have any further Liability for, and Huntsman shall indemnify each member of the VMC Group, and the officers, directors, and employees of each member of the VMC Group, and hold them harmless with respect to any and all Liabilities and obligations whatsoever with respect to, claims made by or with respect to any

Huntsman Group Employees and Former Huntsman Group Employees in connection with any employee benefit plan, program or policy not otherwise retained or assumed by any member of the VMC Group pursuant to this Agreement, including such Liabilities relating to actions or omissions of or by any member of the Huntsman Group or any officer, director, employee or agent thereof on, prior to or after the Effective Time.

Section 2.2                                    Service Credit.

(a)                                 Service for Participation, Eligibility, Vesting, and Benefit Level Purposes.  Except as otherwise provided in any other provision of this Agreement, the VMC Benefit Plans shall, and VMC shall cause each member of the VMC Group to, recognize each VMC Group Employee’s full service credit for purposes of participation, eligibility, vesting and determination of level of benefits under any VMC Benefit Plan for such VMC Group Employee’s service with any member of the Huntsman Group on or prior to the Employee Transfer Date, to the same extent such service would be credited if it had been performed for a member of the VMC Group.

(b)                                 Evidence of Prior Service.  Notwithstanding anything to the contrary, but subject to applicable Law, upon reasonable request by one Party to the other Party, the first Party will provide to the other Party copies of any records available to the first Party to document such service, plan participation and membership of such Employees and cooperate with the first Party to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and determination of level of benefits with respect to any Employee.

Section 2.3                                    Plan Administration.

(a)                                 Transition Services.  The Parties acknowledge that the Huntsman Group or the VMC Group may provide administrative services for certain of the other Party’s benefit programs for a transitional period under the terms of a transition services agreement. The Parties agree to enter into a business associate or comparable agreement (if required by HIPAA or other applicable health information or privacy Laws) in connection with such transition services agreement.

(b)                                 Participant Elections and Beneficiary Designations.  All participant elections and beneficiary designations made under any Huntsman Benefit Plan with respect to which Assets or Liabilities are transferred or allocated to plans maintained by a member of the VMC Group in accordance with this Agreement shall continue in effect under the applicable VMC Benefit Plan, including deferral, investment and payment form elections, dividend elections, coverage options and levels, beneficiary designations and the rights of alternate payees under qualified domestic relations orders, to the extent allowed by applicable Law.

Section 2.4                                    Retention of VMC Group Plans.  In the event any Benefit Plan is sponsored, maintained or contributed to exclusively by a member or members of the VMC Group or exclusively for the benefit of one or more VMC Group Employees, from and after the Plan Transfer Date, VMC shall cause a member of the VMC Group to assume or retain sponsorship of such Benefit Plan and all Liabilities relating thereto (whether or not such Liabilities relate to VMC Group Employees).

Section 2.5                                    No Duplication or Acceleration of Benefits.  Notwithstanding anything to the contrary in this Agreement, the Separation Agreement or any Transfer Document, no participant in the VMC Benefit Plans shall receive benefits that duplicate benefits provided by the corresponding Huntsman Benefit Plan or arrangement. Furthermore, unless expressly provided for in this Agreement, the Separation Agreement or in any Transfer Document or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting or entitlements to any compensation or Benefit Plan on the part of any Huntsman Group Employee, Former Huntsman Group Employee, Huntsman Director, VMC Director, VMC Group Employee or Former VMC Group Employee.

Section 2.6                                    No Expansion of Participation.  Unless otherwise expressly provided in this Agreement, as otherwise determined or agreed to by Huntsman and VMC, as required by applicable Law, or as explicitly set forth in a VMC Benefit Plan, a VMC Group Employee shall be entitled to participate in the VMC Benefit Plans only to the extent that such Employee was entitled to participate in the corresponding Huntsman Benefit Plan or Benefit Plan sponsored by a member of the VMC Group as in effect as of the Plan Transfer Date (or such later Employee Transfer Date), with it being the intent of the Parties that this Agreement does not result in any expansion of the number of VMC Group Employees participating or the participation rights therein that they had prior to the Employee Transfer Date.

Section 2.7                                    VMC Group Decisions.  Notwithstanding anything to the contrary within this Agreement, VMC shall be responsible for all liabilities associated with severance or other benefit obligations for any Employee if such liabilities arise due to VMC or a VMC Entity failing to hire, failing to accept the transfer of, or otherwise preventing the employment of any Employee that was scheduled to become a VMC Group Employee but for whom VMC determines shall not become a VMC Group Employee.

ARTICLE III

ASSIGNMENT OF EMPLOYEES

Section 3.1                                    Active Employees.

(a)                                 VMC Group Employees.  Except as otherwise set forth in this Agreement, effective as of the Employee Transfer date, the employment of each individual (i) who is employed by VMC as of immediately prior to the Employee Transfer Date or (ii) whose employment duties are to be exclusively related to the VMC Business immediately following the Employee Transfer Date (collectively, the “VMC Group Employees”) shall continue with a member of the VMC Group or shall be assigned and transferred to a member of the VMC Group (in each case, with such member as determined by VMC). Each of the Parties agrees to execute, and to seek to have the applicable employees execute, such documentation, if any, as may be necessary to reflect such assignments and transfers.

(b)                                 Huntsman Group Employees.  Except as otherwise set forth in this Agreement, the employment of each individual who is employed by a member of the Huntsman Group and is not a VMC Group Employee (collectively, the “Huntsman Group Employees”) shall continue with a member of the Huntsman Group or shall be assigned and transferred to a member of the Huntsman Group (in each case as determined by Huntsman). Each of the Parties agrees to execute, and to seek to have the applicable employees execute, such documentation, if any, as may be necessary to reflect such assignments and transfers.

(c)                                  Delayed Transfer Employees.  The Parties agree that the Employee Transfer Date for certain groups of Employees will differ and may occur subsequent to the relevant Plan Transfer Date and/or the Effective Time.  Notwithstanding anything to the contrary in this Agreement, any Employee whose transfer to the VMC Group is delayed will be treated as a Huntsman Group Employee for all purposes of this Agreement until their actual Employee Transfer Date.  Upon and following each Employee’s Employee Transfer Date, such Employee will be treated as a VMC Group Employee for all purposes of this Agreement.

(d)                                 At-Will Status.  Notwithstanding the above or any other provision of this Agreement, nothing in this Agreement shall create any obligation on the part of any member of the Huntsman Group or any member of the VMC Group to (i) continue the employment of any Employee or permit the return from a leave of absence for any period following the date of this Agreement or the Employee Transfer Date (except as required by applicable Law) or (ii) change the employment status of any Employee from “at will” (or any similar concept within a non-U.S. jurisdiction) to the extent such Employee is an “at will” employee (or similar status within a non-U.S. jurisdiction) under applicable Law.

(e)                                  Separation from Service.  Except as set forth on a schedule to be agreed upon by the Parties, the Parties acknowledge and agree that the IPO and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.1(e), (i) shall not be deemed a “separation from service” (as defined in Section 409A of the Code) of any Employee for purposes of this Agreement or any Benefit Plan of any member of the Huntsman Group or any member of the VMC Group but (ii) shall, with respect to VMC Group Employees and for purposes of the Huntsman Defined Contribution Plans, constitute a “severance from employment” (as described in Section 401(k)(2)(B) of the Code).

(f)                                   Not a Change of Control/Change in Control.  The Parties acknowledge and agree that neither the consummation of the IPO nor any transaction in connection with the IPO shall be deemed a “change of control,” “change in control,” or term of similar import for purposes of any Benefit Plan of any member of the Huntsman Group or any member of the VMC Group.

(g)                                  Payroll Issues and Related Tax Matters.  Huntsman, or an appropriate Huntsman Entity, shall bear responsibility for payroll taxes, fringe benefit tax obligations, proper withholding, document distribution and reporting to the appropriate governmental authorities for each Huntsman Group Employee. With respect to the portion of the 2017 calendar year prior to the applicable Employee Transfer Date for each VMC Group Employee, Huntsman, or an appropriate Huntsman Entity, shall bear responsibility for payroll taxes, fringe benefit tax obligations, proper withholding, document distribution and reporting to the appropriate governmental authorities for each VMC Group Employee, including, without limitation, providing a Form W-2 to the applicable VMC Group Employees that are also Former Huntsman Employees following the end of the year in which the IPO occurs. With respect to the portion of the 2017 calendar year that begins on and after the applicable Employee Transfer Date for each

VMC Group Employee, VMC, or an appropriate VMC Entity, shall bear responsibility for payroll taxes, fringe benefit tax obligations, proper withholding, document distribution and reporting to the appropriate governmental authorities for each VMC Group Employee.   The Parties agree that neither VMC nor an applicable VMC Entity will be treated as a “successor employer” of Huntsman or an applicable Huntsman Entity. Unless otherwise required by applicable Law, the entity for which the relevant employee is currently employed or, if such individual is not currently employed by Huntsman or VMC, was most recently employed at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of equity awards and other compensation shall be entitled to claim any income tax deduction in respect of such equity awards and other compensation on its respective tax return associated with such event. Unless otherwise prohibited by applicable Law, any members of the Huntsman Group and the VMC Group may enter into separate reimbursement agreements regarding income tax deductions if the Parties mutually agree that the deduction should have gone to an entity other than the entity that received the income tax deduction on its respective tax return.

(h)                                 Employment Contracts; Expatriate Obligations.  Effective as of the Employee Transfer Date, VMC will assume and honor, or will cause a member of the VMC Group to assume and honor, any agreements to which any VMC Group Employee is party with any Huntsman Entity, including any (i) employment contract, executive agreement, offer letter, indemnification or consulting agreement, (ii) retention, severance or change of control arrangement or (iii) expatriate or relocation contract or arrangement (including agreements and obligations regarding repatriation, relocation, equalization of taxes and living standards in the host country).

(i)                                     Collective Bargaining Agreements.  Schedule 3.1(i) sets forth a list of collective bargaining agreements, collective agreements, trade union or works council agreements and any other contractual or other obligation to a labor union, trade union, works council or other representative of any VMC Group Employee relating to the VMC Group Employees in effect on the date of this Agreement (collectively, the “Collective Bargaining Agreements”). Prior to the Plan Transfer Date, Huntsman and VMC will take or cause to be taken all actions necessary (if any) to cause a VMC Entity to continue sponsorship of the Collective Bargaining Agreements. Huntsman and VMC shall cooperate in submitting and completing any required successor employer application, or similar application or notice, in order to effectuate any such assignment. Nothing in this Agreement is intended to alter the provisions of any Collective Bargaining Agreement or modify in any way the obligations owed to the Employees covered by any such agreement. The Huntsman Group shall have no Liability for or under any collective bargaining agreements, collective agreements, multiemployer plans, pension and welfare plans and arrangements, labor union, trade union or works council agreements that related to the VMC Business and which were entered into with any member of the Huntsman Group, any union, works council, or representative of any VMC Group Employee, and such agreements, plans, and arrangements (if any) shall, to the extent permitted under applicable Law and their respective terms, be assigned from the applicable Huntsman Entity to VMC (or a VMC Entity designated by VMC) effective as of the Plan Transfer Date and VMC shall cooperate in submitting and completing any required successor employer application, or similar application or notice, in order to effectuate any such assignment.

Section 3.2                                    Employment Law Obligations.

(a)                                 WARN.  (i)  Huntsman shall be responsible for providing any necessary WARN notice and satisfying WARN obligations (or such other requirements under applicable Law) with respect to any termination of employment of any Huntsman Group Employee that occurs after the Effective Time, and (ii) VMC shall be responsible for providing any necessary WARN notice and satisfying WARN obligations (or such other requirements under applicable Law) with respect to any termination of employment of any VMC Group Employee that occurs after the Employee Transfer Date.

(b)                                 Compliance With Employment Laws. With respect to the time period occurring on and after the Effective Time, each member of the Huntsman Group shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related Laws and requirements relating to the employment of Huntsman Group Employees and the treatment of any applicable Former Huntsman Group Employees in respect of their employment.  Each member of the VMC Group shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related Laws and requirements relating to the employment of VMC Group Employees on or after the Employee Transfer Date.

Section 3.3                                    Employee Records.

(a)                                 Sharing of Information.  Subject to any limitations imposed by applicable Law, Huntsman and VMC (acting directly or through members of the Huntsman Group or the VMC Group, respectively) shall provide to the other and their respective agents and vendors all information reasonably necessary for the Parties to perform their respective duties under this Agreement. The Parties also hereby agree to enter into any business associate arrangements that may be required for the sharing of any information pursuant to this Agreement to comply with the requirements of HIPAA (or other applicable Law).

(b)                                 Transfer of Personnel Records and Authorization.  Subject to any limitations imposed by applicable Law, as soon as administratively feasible following the Employee Transfer Date, Huntsman shall transfer and assign to VMC all personnel records, all immigration documents, including I-9 forms and work authorizations, all payroll deduction authorizations and elections, whether voluntary or mandated by Law, including but not limited to W-4 forms and deductions for benefits under the applicable VMC Benefit Plans and all absence management records, Family and Medical Leave Act and employee leave records, insurance beneficiary designations, flexible spending account enrollment confirmations, attendance, and return to work information (“Benefit Management Records”).  Subject to any limitations imposed by applicable Law, Huntsman, however, may retain originals of, copies of, or access to Benefit Management Records as long as necessary to provide services to VMC (acting pursuant to the Transition Services Agreement).  VMC will use Benefit Management Records for lawful purposes only, including calculation of withholdings from wages and personnel management.  It is understood that following the IPO, Huntsman records so transferred and assigned may be maintained by VMC (acting directly or through one of its Subsidiaries) pursuant to VMC’s applicable records retention policy.

(c)                                  Access to Records.  To the extent not inconsistent with this Agreement and any applicable Laws, reasonable access to Employee-related records after the Employee Transfer Date will be provided to members of the Huntsman Group and members of the VMC Group pursuant to the terms and conditions of Article VII of the Separation Agreement. In addition, notwithstanding anything to the contrary, VMC shall provide Huntsman with reasonable access to those records necessary for its administration of any plans or programs on behalf of Huntsman Group Employees and Former Huntsman Group Employees after the IPO as permitted by any applicable Laws. Huntsman shall also be permitted to retain copies of all restrictive covenant agreements with any VMC Group Employee in which any member of the Huntsman Group has a valid business interest. In addition, Huntsman shall provide VMC with reasonable access to those records necessary for its administration of any plans or programs on behalf of VMC Group Employees after the applicable Employee Transfer Date or Plan Transfer Date  as permitted by any applicable Laws. VMC shall also be permitted to retain copies of all restrictive covenant agreements with any Huntsman Group Employee or Former Huntsman Group Employee in which any member of the VMC Group has a valid business interest.

(d)                                 Maintenance of Records.  With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related information, Huntsman and VMC shall comply with all applicable Laws and shall indemnify and hold harmless each other from and against any and all Liability, claims, actions, and damages that arise from a failure (by the indemnifying party or its Subsidiaries or their respective agents) to so comply with all applicable Laws applicable to such information.

(e)                                  No Access to Computer Systems or Files.  Except as set forth in the Separation Agreement, any Transfer Document or pursuant to any other agreement reached between the Parties, generally no provision of this Agreement shall give (i) any member of the Huntsman Group direct access to the computer systems or other files, records or databases of any member of the VMC Group or (ii) any member of the VMC Group direct access to the computer systems or other files, records or databases of any member of the Huntsman Group, unless specifically permitted by the owner of such systems, files, records or databases.

(f)                                   Confidentiality.  The provisions of this Section 3.3(f) shall be in addition to, and not in derogation of, the provisions of the Separation Agreement governing confidential information, including Section 7.7 of the Separation Agreement. Except as otherwise set forth in this Agreement, all records and data relating to Employees shall, in each case, be subject to the confidentiality provisions of the Separation Agreement and any other applicable agreement and applicable Law.

(g)                                  Cooperation.  Each Party shall use commercially reasonable efforts to cooperate to share, retain, and maintain data and records that are necessary or appropriate to further the purposes of this Section 3.3(g) and for each Party to administer its respective Benefit Plans to the extent consistent with this Agreement and applicable Law, and each Party agrees to cooperate as long as is reasonably necessary to further the purposes of this Section 3.3(g). Except as provided under any Transfer Document, no Party shall charge another Party a fee for such cooperation.

ARTICLE IV
EQUITY AND LONG-TERM INCENTIVE AWARDS

Section 4.1                                    General Principles.

(a)                                 Additional Actions.  Huntsman and VMC shall take any and all reasonable actions as shall be necessary and appropriate to further the provisions of this Article IV, including, to the extent practicable, providing written notice or similar communication to each individual who holds one or more awards granted under any of the Huntsman Equity Plans informing such individual of (i) the actions contemplated by this Article IV with respect to such awards and (ii) whether (and during what time period) any “blackout” period shall be imposed upon holders of awards granted under any of the Huntsman Equity Plans during which time awards may not be exercised or settled, as the case may be.

(b)                                 Service Recognition; Change of Control.  From and after the IPO, (i) a grantee who has outstanding awards under one or more of the Huntsman Equity Plans and/or replacement awards under the VMC New Equity Plan shall be considered to have been employed by (or otherwise providing services to) the applicable plan sponsor before and after the IPO for purposes of (x) vesting and (y) determining the date of termination of employment (or any other applicable service relationship) as it applies to any such award and (ii) for purposes of determining whether any “change of control” has occurred with respect to any Huntsman LTI Award or VMC LTI Award, (x) a “change of control” shall only be deemed to have occurred for purposes of any award that is governed by the Huntsman Equity Plans upon a “change of control” of Huntsman and (y) a “change of control” shall only be deemed to have occurred for purposes of any award that is governed by the VMC New Equity Plan upon a “change of control” of VMC.

(c)                                  Consistency with Applicable Laws.  No award described in this Article IV, whether outstanding or to be issued, adjusted, substituted or cancelled by reason of or in connection with the IPO, shall be adjusted, settled, cancelled, or exercisable, until in the judgment of the administrator of the applicable plan or program such action is consistent with all applicable Laws, including federal securities Laws and any foreign jurisdiction rules and regulations that may be applicable to the award or to the holder thereof. Any period of exercisability will not be extended on account of a period during which such an award is not exercisable pursuant to the preceding sentence.

(d)                                 ASC 718.  The adjustment or conversion of Huntsman LTI Awards pursuant to this Article IV is intended to be effectuated in a manner so as to result in each adjusted Huntsman LTI Award or VMC LTI Award, as applicable, having an aggregate “fair value” and an “intrinsic value” (in each case, within the meaning of ASC 718 and determined in accordance therewith), as of immediately following the IPO, that shall not be materially greater than the fair value and intrinsic value of the related Huntsman LTI Award immediately prior to the IPO.

(e)                                  Section 409A of the Code.  The adjustment or conversion of Huntsman LTI Awards shall be effectuated in a manner that is intended to avoid the imposition of any penalty or other taxes on the holders thereof pursuant to Section 409A of the Code.

Section 4.2                                    Equity Award Treatment.

(a)                                 Vested Huntsman Options.  Each Huntsman Option that is vested but not yet exercised immediately prior to the Effective Time shall continue to be exercisable for Huntsman Common Stock, subject to the same terms and conditions set forth in the Huntsman Equity Plans and as provided in any individual award agreement governing such Huntsman Option; provided, however, that from and after the Effective Time, the vesting of each Huntsman Option shall be determined based upon continued service with the VMC Group rather than the Huntsman Group.

(b)                                 Unvested Huntsman Options.  Each holder of a Huntsman Option that is unvested immediately prior to the Effective Time shall, upon the Effective Time, have their rights to the Huntsman Option cancelled and the participants rights under each such Huntsman Option shall be converted into the right to receive a stock option award granted pursuant to the VMC New Equity Plan with respect to VMC Ordinary Shares (the “VMC Options”).  The number of VMC Options to be granted to each applicable participant shall be determined by multiplying the number of Huntsman Common Stock subject to the Huntsman Option by the Equity Award Ratio (rounded to the nearest whole share of VMC Ordinary Shares).  The exercise price of each new VMC Option shall be determined by dividing the exercise price of the original Huntsman Option by the Equity Award Ratio, rounded up to the nearest whole cent. Each VMC Option described in the preceding sentences shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Huntsman Option immediately prior to the Effective Time, including vesting restrictions and the original term of the award; provided, however, that from and after the Effective Time, the vesting and exercisability of each VMC Option shall be determined based upon continued service with the VMC Group rather than the Huntsman Group.

(c)                                  Huntsman Phantom Shares.  Each holder of a Huntsman Phantom Share that is outstanding and unvested immediately prior to the Effective Time shall, upon the Effective Time, have their rights to the Huntsman Phantom Share cancelled and the participants rights under each such Huntsman Phantom Share shall be converted into the right to receive a restricted stock unit award granted pursuant to the VMC New Equity Plan with respect to VMC Ordinary Shares (the “VMC Restricted Stock Unit” or “VMC RSU”). The number of VMC RSUs to be granted to each applicable participant shall be determined by multiplying the number of Huntsman Common Stock subject to the Huntsman Phantom Share by the Equity Award Ratio (rounded to the nearest whole share of VMC Ordinary Shares).  Each VMC RSU described in the preceding sentences shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Huntsman Phantom Share immediately prior to the Effective Time, including vesting restrictions; provided, however, that from and after the Effective Time, the vesting of each VMC RSU shall be determined based upon continued service with the VMC Group rather than the Huntsman Group, and provided, further, however, that in the event that applicable laws and regulations of the United Kingdom require that an award granted pursuant to the VMC New Equity Plan must be accompanied by a nil or nominal payment for such award by the participant, or such award must be settled in cash rather than VMC Common Stock, VMC shall design the applicable VMC RSUs in a matter that complies with such a requirement.

(d)                                 Huntsman Restricted Stock.  Each holder of Huntsman Restricted Stock that is outstanding and unvested immediately prior to the Effective Time shall, upon the Effective Time, have their rights to the Huntsman Restricted Stock cancelled and the participants rights under each such Huntsman Restricted Stock shall be converted into the right to receive a VMC Restricted Stock Unit. The number of VMC RSUs to be granted to each applicable participant shall be determined by multiplying the number of Huntsman Common Stock subject to the Huntsman Restricted Stock by the Equity Award Ratio (rounded to the nearest whole share of VMC Ordinary Shares).  Each VMC RSU described in the preceding sentences shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Huntsman Restricted Stock immediately prior to the Effective Time, including vesting restrictions; provided, however, that from and after the Effective Time, the vesting of each VMC RSU shall be determined based upon continued service with the VMC Group rather than the Huntsman Group, and provided, further, however, that in the event that applicable laws and regulations of the United Kingdom require that an award granted pursuant to the VMC New Equity Plan must be accompanied by a nil or nominal payment for such award by the participant, or such award must be settled in cash rather than VMC Common Stock, VMC shall design the applicable VMC RSUs in a matter that complies with such a requirement.

(e)                                  Huntsman Restricted Stock Units.  Each holder of a Huntsman RSU that is outstanding and unvested immediately prior to the Effective Time shall, upon the Effective Time, have their rights to the Huntsman RSU cancelled and the participants rights under each such Huntsman RSU shall be converted into the right to receive a VMC Restricted Stock Unit. The number of VMC RSUs to be granted to each applicable participant shall be determined by multiplying the number of Huntsman Common Stock subject to the Huntsman RSU by the Equity Award Ratio (rounded to the nearest whole share of VMC Ordinary Shares); provided, however, that in the event that the Huntsman RSU was subject to one or more performance conditions immediately prior to the Effective Time, the target number of Huntsman Common Stock subject to the Huntsman RSU shall first be adjusted by the performance factor actually achieved immediately prior to the Effective Time to determine the number of Huntsman RSUs that are deemed to be “earned” immediately prior to the Effective Time (the “Adjusted Huntsman RSUs”), and the number of VMC RSUs to be granted to each applicable participant shall then be determined by multiplying the number of Huntsman Common Stock subject to the Adjusted Huntsman RSU by the Equity Award Ratio (rounded to the nearest whole share of VMC Ordinary Shares).   Each VMC RSU described in the preceding sentences shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Huntsman RSU immediately prior to the Effective Time; provided, however, that in the event that the original Huntsman RSUs were subject to one or more performance conditions prior to the conversions described in this paragraph, the corresponding new VMC RSU shall not be subject to any performance conditions from and after the Effective Time, and provided, further, however, that from and after the Effective Time, the time-based vesting conditions of each VMC RSU shall be determined based upon continued service with the VMC Group rather than the Huntsman Group, and provided, further, however, that in the event that applicable laws and regulations of the United Kingdom require that an award granted pursuant to the VMC New Equity Plan must be accompanied by a nil or nominal payment for such award by the participant, or such award must be settled in cash rather than VMC Common Stock, VMC shall design the applicable VMC RSUs in a matter that complies with such a requirement.

(f)                                   Accrued Dividends.  To the extent that any Huntsman LTI Award has accrued dividends or dividend equivalent rights that had not yet been paid out or otherwise settled immediately prior to the Effective Time (the “Dividend Accounts”), VMC shall keep a bookkeeping account or accounts equal to the Dividend Account amount applicable to each individual that was the holder of a cancelled Huntsman LTI Award and recipient of a related VMC LTI Award.   The Dividend Accounts shall be subject to the same terms and conditions, including vesting and forfeiture provisions, that were applicable to the original Huntsman LTI Award to which such Dividend Account relates; provided, however, that from and after the Effective Time, the time-based vesting conditions that were applicable to the original Huntsman LTI Award to which the Dividend Account relates shall be determined based upon continued service with the VMC Group rather than the Huntsman Group. Huntsman shall transfer the cash amount of such Dividend Accounts to VMC or the appropriate member of the VMC Group immediately following the time or times at which the Dividend Accounts become eligible to be settled and VMC or an applicable member of the VMC Group settles such Dividend Accounts, and Huntsman and VMC shall cooperate to ensure the timely transfer and receipt of the necessary funds.  For purposes of clarity, the termination of any Huntsman LTI Award that occurs solely as a result of the conversion of the holder’s rights into a VMC LTI Award as described in this Section 4.2 shall not result in the forfeiture of the related Dividend Account.

(g)                                  Other Legal and Administrative Matters.  Notwithstanding the conversion terms set forth in the remainder of this Section 4.2, VMC or an appropriate member of the VMC Group shall have the authority pursuant to the VMC New Equity Plan to modify the terms and conditions of any VMC LTI Award if the plan administrator of the VMC New Equity Plan determines that it is necessary or advisable in order to comply with any foreign legal, securities or administrative issues that impact the VMC LTI Awards, provided that such a modification does not result in the violation of any U.S.-based Laws or regulations.

Section 4.3                                    Section 16(b) of the Securities Exchange Act; Code Sections 162(m) and 409A.

(a)                                 Section 16(b) of the Securities Exchange Act.  By approving the adoption of this Agreement, the respective Boards of Directors of each of Huntsman and VMC intend to exempt from the short-swing profit recovery provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, by reason of the application of Rule 16b-3 thereunder, all acquisitions and dispositions of equity incentive awards by directors and officers of each of the Huntsman Group and the VMC Group, and the respective Boards of Directors of Huntsman and VMC also intend expressly to approve, in respect of any equity-based award, the use of any method for the payment of an exercise price and the satisfaction of any applicable tax withholding (specifically including the actual or constructive tendering of shares in payment of an exercise price and the withholding of award shares from delivery in satisfaction of applicable tax withholding requirements) to the extent such method is permitted under the applicable Huntsman Equity Plan, VMC New Equity Plan and award agreement.

(b)                                 Code Sections 162(m) and 409A.  Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), Huntsman and VMC agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that (i) a federal income tax deduction for the payment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation is, to the extent prescribed under the terms of the applicable plan and award agreement, not limited by reason of Section 162(m) of the Code, and (ii) the treatment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation does not cause the imposition of a penalty tax under Section 409A of the Code.

Section 4.4                                    Liabilities for Settlement of Awards.  Except as provided for pursuant to Section 4.6, from and after the Effective Time (a)  Huntsman shall be responsible for all Liabilities associated with Huntsman LTI Awards, including any exercise, share delivery, registration or other obligations related to the exercise, vesting or settlement of the Huntsman LTI Awards and (b)  VMC shall be responsible for all Liabilities associated with VMC LTI Awards, including any exercise, share delivery, registration or other obligations related to the exercise, vesting or settlement of the VMC LTI Awards.

Section 4.5                                    Form S-8.  Prior to or as soon as reasonably practicable after the Effective Time and subject to applicable Law, VMC shall prepare and file with the Securities and Exchange Commission a registration statement on Form S-8 (or another appropriate form) registering under the Securities Act of 1933, as amended, the offering of a number of shares of VMC Ordinary Shares at a minimum equal to the number of shares subject to the VMC LTI Awards.  VMC shall use commercially reasonable efforts to cause any such registration statement to be kept effective (and the current status of the prospectus or prospectuses required thereby to be maintained) as long as any VMC LTI Awards remain outstanding.

Section 4.6                                    Tax Reporting and Withholding for Awards.  Huntsman (or one of its Subsidiaries) will be responsible for all income, payroll, or other tax reporting related to income of Huntsman Group Employees from equity-based and other long-term incentive awards outstanding pursuant to the Huntsman Equity Plans, and VMC (or one of its Subsidiaries) will be responsible for all income, payroll, or other tax reporting related to income of VMC Group Employees from equity-based and other long-term incentive awards granted under the Huntsman Equity Plans and the VMC New Equity Plan. Further, Huntsman (or one of its Subsidiaries) shall be responsible for remitting applicable tax withholdings for Huntsman Group Employees who hold equity-based and other long-term incentive awards outstanding pursuant to the Huntsman Equity Plans to each applicable taxing authority, and VMC (or one of its Subsidiaries) shall be responsible for remitting applicable tax withholdings for VMC Group Employees who hold equity-based and other long-term incentive awards granted under the Huntsman Equity Plans and the VMC New Equity Plan to each applicable taxing authority.  Huntsman and VMC acknowledge and agree that the Parties will cooperate with each other and with third-party providers to effectuate withholding and remittance of taxes, as well as required tax reporting, in a timely, efficient, and appropriate manner.

Section 4.7                                    Approval of VMC New Equity Plan.  Not later than the Effective Time, VMC shall, or shall have caused an appropriate Huntsman Entity or VMC Entity to, have adopted the VMC New Equity Plan.

ARTICLE V
BONUS AND SHORT-TERM INCENTIVE PLANS

Section 5.1                                    Establishment of VMC Short-Term Incentive Plans.  Not later than the Effective Time, VMC shall, or shall cause another VMC Entity to, adopt one or more plans that will provide annual bonus and short-term cash incentive compensation opportunities for VMC Group Employees (the “VMC Short-Term Incentive Plans”).

Section 5.2                                    Treatment of Short-Term Incentives for Year of IPO.  From and after the Effective Time, VMC Group Employees shall cease participation in the annual bonus and short-term cash incentive compensation opportunities under the Huntsman Short-Term Incentive Plans and shall, for the avoidance of doubt, not be entitled to any benefits thereunder for the year in which the IPO occurs.  With respect to the year in which the IPO occurs, VMC shall, or shall cause another VMC Entity to, provide each VMC Group Employee who participated in a Huntsman Short-Term Incentive Plan and otherwise meets all service-based and other requirements to receive an award under a VMC Short-Term Incentive Plan, with an annual bonus payment under the appropriate VMC Short-Term Incentive Plan. The annual bonus payments under the VMC Short-Term Incentive Plan for the year in which the IPO occurs shall be calculated based on criteria to be determined and established by the VMC Group.

Section 5.3                                    Plan Liabilities.  For the avoidance of doubt, (a) the VMC Group shall be solely responsible for funding, paying, and discharging all obligations relating to any annual cash incentive awards that any VMC Group Employee or Former VMC Group Employee is eligible to receive under any VMC Group annual bonus and other short-term incentive compensation plans with respect to payments made beginning at or after the Effective Time, including the VMC Short-Term Incentive Plans, even though such annual incentive awards may relate to the full calendar year in which the IPO occurs, and no member of the Huntsman Group shall have any obligations with respect thereto, and (b) the Huntsman Group shall be solely responsible for funding, paying, and discharging all obligations relating to any annual cash incentive awards that any Huntsman Group Employee or Former Huntsman Group Employee is eligible to receive under any Huntsman annual bonus and other short-term incentive compensation plans with respect to payments made beginning at or after the Effective Time, including the Huntsman Short-Term Incentive Plans, and no member of the VMC Group shall have any obligations with respect thereto.

ARTICLE VI
QUALIFIED DEFINED BENEFIT PLANS

Section 6.1                                    Retention of VMC Group Defined Benefit Plans.   On or prior to the Plan Transfer Date, VMC shall take all actions necessary (if any) to provide for the retention by the applicable VMC Entity of the sponsorship of each VMC Group Defined Benefit Plan.  Except as expressly set forth in Section 6.2, from and after the Plan Transfer Date (a) the VMC Group shall be solely responsible for (and shall indemnify and hold harmless the Huntsman Group from) all Liabilities and obligations pursuant to the VMC Group Defined Benefit Plans (regardless of whether such Liabilities relate to a VMC Group Employee, Huntsman Group Employee or Former Huntsman Group Employee) and (b) Huntsman Group Employees shall cease active participation in all VMC Group Defined Benefit Plans.

Section 6.2                                    Huntsman Defined Benefit Plans.  On or prior to the Plan Transfer Date, VMC Group Employees shall cease active participation in all Huntsman Defined Benefit Plans, and shall not accrue credit for any purposes under the Huntsman Defined Benefit Plans with respect to service with the VMC Group after the Plan Transfer Date.  The applicable Huntsman Entities shall retain sponsorship of the Huntsman Defined Benefit Plans, and each Huntsman Defined Benefit Plan shall retain all Liabilities with respect to all benefits accrued thereunder (including with respect to VMC Group Employees).

Section 6.3                                    Huntsman Europe BVBA Belgium.  On or prior to the Plan Transfer Date, VMC shall, or shall cause another VMC Entity to, establish a defined benefit pension plan to provide retirement benefits to VMC Group Employees who were participants in the Huntsman Europe BVBA Belgium (such new defined benefit pension plan at VMC to be called, the “VMC Europe BVBA Belgium” and such VMC Group Employees, the “VMC Europe BVBA Belgium Participants”).  VMC shall be responsible for taking all necessary, reasonable, and appropriate action to establish, maintain, and administer the VMC Europe BVBA Belgium so that it satisfies all requirements under applicable Law. VMC (acting directly or through members of the VMC Group) shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the VMC Europe BVBA Belgium.  As soon as practicable following the establishment of the VMC Europe BVBA Belgium, Huntsman shall, or shall cause the appropriate Huntsman Entity to, cause the transfer of all Assets held for purposes of providing benefits pursuant to the Huntsman Europe BVBA Belgium (the “VMC Pension Assets”) for VMC Europe BVBA Belgium Participants to VMC (the “Defined Benefit Transfer Date”) in accordance with applicable Law.  Through and including the Defined Benefit Transfer Date, Huntsman shall remain primarily responsible for causing benefits due under the Huntsman Europe BVBA Belgium through such date to be paid, with any such benefits paid reducing the VMC Pension Assets.  In connection with the transfer of VMC Pension Assets, the Parties (each acting directly or through their respective Affiliates) shall, to the extent necessary, file any necessary regulatory documentation regarding the transfer of VMC Pension Assets.

ARTICLE VII
QUALIFIED DEFINED CONTRIBUTION PLANS

Section 7.1                                    Establishment of the VMC 401(k) Plan.  On or prior to the Plan Transfer Date, VMC shall, or shall cause another VMC Entity to, establish a qualified defined contribution plan and trust for the benefit of VMC Group Employees who were eligible to participate in the Huntsman Salary Deferral Plan (the “VMC 401(k) Plan”), which provides for a cash or deferred arrangement under Section 401(k) of the Code.  VMC shall be responsible for taking all necessary, reasonable, and appropriate action to establish, maintain, and administer the VMC 401(k) Plan so that such plan is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code.  VMC (acting directly or through its Affiliates) shall be responsible for any and all Liabilities and other obligations with respect to the VMC 401(k) Plan.

Section 7.2                                    VMC Employee Account Balances.

(a)                                 VMC or the appropriate VMC Entity shall cause the VMC 401(k) Plan to accept the plan-to-plan transfer of VMC Group Employees’ accounts from the Huntsman Salary

Deferral Plan (including any notes representing participant loans).  VMC Group Employees’ accounts from the Huntsman Salary Deferral Plan will be mapped over from the Huntsman Salary Deferral Plan to the same investments under the VMC 401(k) Plan.

(b)                                 As soon as practicable following the Plan Transfer Date, any account balances for VMC Group Employees under any Huntsman Defined Contribution Plan maintained for Employees in Canada will be distributed in a lump sum cash payment in accordance with applicable law.

ARTICLE VIII
NONQUALIFIED DEFERRED COMPENSATION PLANS

Section 8.1                                    Establishment of VMC Deferred Compensation Plans.  On or prior to the Effective Time, VMC shall, or shall cause another VMC Entity to, establish and adopt one or more deferred compensation plans (the “VMC Deferred Compensation Plan”) to provide each VMC Group Employee who was eligible to participate in the Huntsman Deferred Compensation Plan as of immediately prior to the Effective Time (the “VMC Deferred Compensation Beneficiaries”) benefits following the Effective Time.  As of the Effective Time, the VMC Group Employees shall no longer participate in the Huntsman Deferred Compensation Plan.  The Parties agree that the employment of a VMC Deferred Compensation Beneficiary that becomes a participant in the VMC  Deferred Compensation Plan at the Effective Time shall not be considered to have terminated (and, for the avoidance of doubt, such VMC Deferred Compensation Beneficiary shall not be deemed to have incurred a “separation from service”) as a result of the IPO or the transfer of employment from Huntsman (or a Huntsman Entity) to VMC (or a VMC Entity), and such employment shall only be considered to terminate for purposes of the applicable VMC Deferred Compensation Plans when the employment of such VMC Deferred Compensation Beneficiary with the VMC Group terminates in accordance with the terms of the applicable VMC Deferred Compensation Plan and applicable Laws.  The Parties agree that any VMC Deferred Compensation Beneficiary that does not become a participant in the VMC Deferred Compensation Plan at the Effective Time, for purposes of the Huntsman Deferred Compensation Plan, shall be deemed to have terminated (and, for the avoidance of doubt, such individual shall be deemed to have incurred a “separation from service”) as a result of the IPO or the transfer of employment from Huntsman (or a Huntsman Entity) to VMC (or a VMC Entity), as applicable, and will receive a distribution(s) from the Huntsman Deferred Compensation Plan according to the terms of the plan.

Section 8.2                                    Liability and Responsibility.  The Liabilities in respect of VMC Deferred Compensation Beneficiaries under the Huntsman Deferred Compensation Plans shall be assumed by the member of the VMC Group which sponsors the applicable VMC Deferred Compensation Plan, effective as of the Effective Time. VMC shall have sole responsibility for the administration of the VMC Deferred Compensation Plans and the payment of benefits thereunder to or on behalf of VMC Group Employees, and no member of the Huntsman Group shall have any liability or responsibility therefor. Huntsman shall have sole responsibility for the administration of the Huntsman Deferred Compensation Plans and the payment of benefits thereunder to or on behalf of Huntsman Group Employees and Former VMC Group Employees, and no member of the VMC Group shall have any liability or responsibility therefor.

ARTICLE IX
WELFARE PLANS

Section 9.1                                    Establishment of VMC Welfare Plans.  On or prior to the Plan Transfer Date, VMC shall, or shall cause another VMC Entity to, establish and adopt Welfare Plans (the “VMC Welfare Plans”) which will provide welfare benefits to each VMC Group Employee who participate in any of the Huntsman Welfare Plans (and their eligible spouses and dependents, as the case may be) (collectively, the “VMC Welfare Plan Participants”). Coverage and benefits under the VMC Welfare Plans shall then be provided to the VMC Welfare Plan Participants on an uninterrupted basis under the newly established VMC Welfare Plans.  VMC Welfare Plan Participants shall cease to be eligible for coverage under the Huntsman Welfare Plans on the Plan Transfer Date or such later Employee Transfer Date. For the avoidance of doubt, VMC Welfare Plan Participants shall not participate in any Huntsman Welfare Plans once eligible under the VMC Welfare Plan, and Huntsman Group Employees and Former Huntsman Group Employees shall not participate in any VMC Welfare Plans at any time.

Section 9.2                                    Special Provisions Relating to Post-Retirement Welfare Plans.  On or prior to the Plan Transfer Date, VMC shall, or shall cause another VMC Entity to, establish and adopt a Welfare Plan (the “VMC Retiree Welfare Plan”), which will provide post-retirement welfare benefits to each VMC Group Employee who is eligible to participate in the Huntsman Retiree Medical Plan (and their eligible spouses and dependents, as the case may be) (collectively, the “VMC Retiree Welfare Plan Participants”).

Section 9.3                                    Transitional Matters Under VMC Welfare Plans.

(a)                                 Liability for Claims Incurred.  Huntsman, a member of the Huntsman Group, or the applicable Huntsman Welfare Plan shall be liable for all claims for benefits (other than flexible spending accounts) by VMC Welfare Plan Participants under the Huntsman Welfare Plans arising out of claims incurred on or prior to the Plan Transfer Date (or such later Employee Transfer Date).  VMC or a member of the VMC Group shall be liable for all other Welfare Plan coverages for VMC Welfare Plan Participants under any Welfare Plan for which Huntsman, a member of the Huntsman Group or the applicable Huntsman Welfare Plan is not expressly liable, as set forth above.

(b)                                 Credit for Deductibles and Other Limits. With respect to each VMC Welfare Plan Participant, each VMC Welfare Plan will give credit for the plan year in which the IPO occurs (or in the case of an Employee Transfer Date subsequent to the IPO, for the plan year in which the applicable Employee Transfer Date occurs) for any amount paid, number of services obtained or provider visits by such VMC Welfare Plan Participant toward deductibles, out-of-pocket maximums, limits on number of services or visits, or other similar limitations to the extent such amounts are taken into account under the corresponding Huntsman Welfare Plan. For purposes of any lifetime maximum benefit limit payable to a VMC Welfare Plan Participant under any VMC Welfare Plan, the VMC Welfare Plan will recognize any expenses paid or reimbursed by a Huntsman Welfare Plan with respect to such participant prior to the Plan Transfer Date (or such later Employee Transfer Date) to the same extent such expense payments or reimbursements would be recognized in respect of an active plan participant under the applicable Huntsman Welfare Plan.

(c)           COBRA.  On and after the Plan Transfer Date (or such later Employee Transfer Date), VMC shall assume all Liabilities and other obligations under COBRA (and shall provide any required coverage under the VMC Welfare Plans) with respect to all VMC Group Employees (and, in either case, their qualifying beneficiaries) who have a COBRA qualifying event (as defined in Section 4980B of the Code) on or after the Plan Transfer Date (or such later Employee Transfer Date).

Section 9.4            Benefit Elections and Designations and Continuity of Benefits.

(a)           Benefit Elections and Designations.  From and after the Plan Transfer Date, VMC or the appropriate VMC Entity shall cause each VMC Welfare Plan to recognize and give effect to all elections and designations (including all coverage and contribution elections and beneficiary designations) made by each VMC Welfare Plan Participant under, or with respect to, the corresponding Huntsman Welfare Plan for the plan year in which the IPO occurs (or in the case of an Employee Transfer Date subsequent to the IPO, for the plan year in which the applicable Employee Transfer Date occurs). Notwithstanding the foregoing, nothing in this Section 9.4(a) will prohibit VMC from soliciting or causing the solicitation of new election forms or beneficiary designations from VMC Welfare Plan Participants to be effective under the VMC Welfare Plan as of the Plan Transfer Date or any time thereafter.

(b)           Additional Details Regarding Flexible Spending Accounts. Pursuant to Section 9.1, on or prior to the Plan Transfer Date, VMC shall, or shall cause another VMC Entity to, establish and adopt VMC Welfare Plans which will provide health care flexible spending account and dependent care flexible spending account benefits to VMC Welfare Plan Participants (each a “VMC FSA”).

(i)            It is the intention of the Parties that all activity under a VMC Welfare Plan Participant’s flexible spending account with Huntsman for the plan year in which the IPO occurs (or in the case of an Employee Transfer Date subsequent to the IPO, for the plan year in which the applicable Employee Transfer Date occurs) be treated instead as activity under the corresponding VMC FSA. Accordingly, (x) any period of participation by a VMC Welfare Plan Participant in a Huntsman flexible spending account during the plan year in which the IPO occurs (or in the case of an Employee Transfer Date subsequent to the IPO, for the plan year in which the applicable Employee Transfer Date occurs) (the “FSA Participation Period”) will be deemed a period when the VMC Welfare Plan Participant participated in the corresponding VMC FSA; (y) all expenses incurred during the FSA Participation Period will be deemed incurred while the VMC Welfare Plan Participant’s coverage was in effect under the corresponding VMC FSA; and (z) all elections and reimbursements made with respect to an FSA Participation Period under a Huntsman flexible spending account will be deemed to have been made with respect to the corresponding Huntsman FSA.

(ii)           If the aggregate reimbursement payouts made to VMC Welfare Plan Participants prior to the Plan Transfer Date (or such later Employee Transfer Date) from the applicable Huntsman Welfare Plan flexible spending accounts during the plan year in which the IPO occurs are less than the aggregate accumulated contributions to such accounts made by such VMC Welfare Plan Participants prior to the Plan Transfer

Date for such plan year, Huntsman shall cause an amount equal to the amount by which such contributions are in excess of such reimbursement payouts to be transferred to VMC (or a VMC Entity designated by VMC) by wire transfer of immediately available funds as soon as practicable, but in no event later than 45 days, following the Plan Transfer Date (or later Employee Transfer Date).

(iii)          Notwithstanding anything to the contrary in this Section 9.4(b), on and after the Plan Transfer Date (or later Employee Transfer Date), the VMC Group shall assume, and cause the appropriate VMC FSA to be solely responsible for, all claims by VMC Welfare Plan Participants under the applicable Huntsman Welfare Plan flexible spending accounts that were incurred in the plan year in which the IPO occurs (or such later Employee Transfer Date occurs), whether incurred prior to, on, or after the Plan Transfer Date, that have not been paid in full as of the Plan Transfer Date (or later Employee Transfer Date).

(c)           Additional Details Regarding Health Savings Accounts. Pursuant to Section 9.1, on or prior to the Plan Transfer Date, VMC shall, or shall cause another VMC Entity to, establish and adopt VMC Welfare Plans which will provide health savings account benefits to VMC Welfare Plan Participants. To the extent any VMC Welfare Plan provides or constitutes a health savings account (each a “VMC HSA”), such VMC Welfare Plan shall be effective as of the Plan Transfer Date. It is the intention of the Parties that all activity under a VMC Welfare Plan Participant’s health savings account with Huntsman for the year in which the IPO occurs (or in the case of an Employee Transfer Date subsequent to the IPO, for the plan year in which the applicable Employee Transfer Date occurs) be treated instead as activity under the corresponding VMC HSA.  Accordingly, (i) any period of participation by a VMC Welfare Plan Participant in a Huntsman health savings account during the year in which the IPO occurs (or in the case of an Employee Transfer Date subsequent to the IPO, for the plan year in which the applicable Employee Transfer Date occurs) (the “HSA Participation Period”) will be deemed a period when the VMC Welfare Plan Participant participated in the corresponding VMC HSA; (ii) all expenses incurred during the HSA Participation Period will be deemed incurred while the VMC Welfare Plan Participant’s coverage was in effect under the corresponding VMC HSA; and (iii) all elections and reimbursements made with respect to an HSA Participation Period under a Huntsman health savings account will be deemed to have been made with respect to the corresponding VMC HSA.

(d)           Waiver of Conditions or Restrictions.  Unless prohibited by applicable Law or a Collective Bargaining Agreement, the VMC Welfare Plans will waive all limitations as to preexisting conditions, exclusions, service conditions, waiting period limitations or evidence of insurability requirements that would otherwise be applicable to the VMC Welfare Plan Participant following the Plan Transfer Date (or such later Employee Transfer Date) to the extent that such participant had previously satisfied such limitation under the corresponding Huntsman Welfare Plan.

Section 9.5            Insurance Contracts.  To the extent any Huntsman Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, Huntsman and VMC will cooperate and use their commercially reasonable efforts to replicate such insurance contracts for VMC (except for design changes and to the extent changes are required under applicable state insurance Laws or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both Huntsman and VMC for a reasonable term. Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 9.5.

Section 9.6            Third-Party Vendors.  Except as provided below, to the extent any Huntsman Welfare Plan is administered by a third-party vendor, Huntsman and VMC will cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for VMC (except for changes agreed to by the Parties) and to maintain any pricing discounts or other preferential terms for both Huntsman and VMC for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 9.6.

ARTICLE X
WORKERS’ COMPENSATION AND UNEMPLOYMENT COMPENSATION

Section 10.1          VMC Workers’ and Unemployment Compensation.  Effective as of the Employee Transfer Date, the VMC Entity employing each VMC Group Employee shall have (and, to the extent it has not previously had such obligations, such VMC Entity shall assume) the obligations for all claims and Liabilities relating to workers’ compensation and unemployment compensation benefits for all VMC Group Employees employed by that VMC Entity. Prior to the Employee Transfer Date, VMC, acting through the VMC Entity employing each VMC Group Employee, will be responsible for (a) obtaining workers’ compensation insurance, including providing all collateral required by the insurance carriers and providing all notices to VMC Group Employees required by applicable workers’ compensation Laws and (b) establishing new or transferred unemployment insurance employer accounts, policies and claims handling contracts with the applicable government agencies. To the extent that such unemployment insurance coverage cannot be either assigned to or obtained by VMC or a VMC Entity, in respect of unemployment claims and Liabilities otherwise to be assumed by VMC or a VMC Entity pursuant to this Section 10.1, Huntsman shall remain primarily liable for such claims and Liabilities, but VMC shall indemnify and hold harmless Huntsman for any such claims and Liabilities. If the preceding sentence applies, then at one or more mutually agreed upon dates, Huntsman shall determine in good faith the present value of such claims and Liabilities and VMC shall reimburse Huntsman for that amount.

Section 10.2          Assignment of Contribution Rights.  Huntsman will transfer and assign (or cause another member of the Huntsman Group to transfer and assign) to a member of the VMC Group all rights to seek contribution or damages from any applicable third party (such as a third party who aggravates an injury to a worker who makes a workers’ compensation claim) with respect to any workers’ compensation claim for which VMC is responsible pursuant to this Article X.

Section 10.3          Collateral.  From and after the Effective Time, VMC (acting directly or through a member of the VMC Group) shall be responsible for providing all collateral required by insurance carriers in connection with workers’ compensation claims for which Liability is allocated to the VMC Group under this Article X.

Section 10.4          Cooperation.  VMC and Huntsman shall use commercially reasonable efforts to provide that workers’ compensation and unemployment insurance costs are not adversely affected for either of them by reason of the IPO.

ARTICLE XI
SEVERANCE

Section 11.1          Establishment of VMC Severance Program.  On or prior to the Plan Transfer Date, VMC shall, or shall cause another VMC Entity to, establish and adopt one or more severance plans, policies or arrangements at such levels and subject to such terms as VMC determines in its reasonable discretion.  As of the Plan Transfer Date (or such later Employee Transfer Date), the VMC Group Employees shall no longer participate in any severance plan, policy or program of the Huntsman Group.

Section 11.2          Liability for Severance.  As of the Plan Transfer Date (or such later Employee Transfer Date), Huntsman shall have no Liability or obligation under any Huntsman Group severance plan or policy with respect to VMC Group Employees.

ARTICLE XII
BENEFIT ARRANGEMENTS AND OTHER MATTERS

Section 12.1          Accrued Time Off.  VMC shall recognize and assume all Liability for all unused vacation, holiday, sick leave, flex days, personal days and paid-time off and other time-off benefits with respect to VMC Group Employees which accrued prior to the applicable Employee Transfer Date.

Section 12.2          Leaves of Absence.  VMC will continue to apply the appropriate leave of absence policies applicable to inactive VMC Group Employees who are on an approved leave of absence as of the Employee Transfer Date. Leaves of absence taken by VMC Group Employees prior to the Employee Transfer Date shall be deemed to have been taken as employees of a member of the VMC Group.

Section 12.3          Restrictive Covenants in Employment and Other Agreements.  To the fullest extent permitted by the agreements described in this Section 12.3 and applicable Law, Huntsman shall assign, or cause an applicable member of the Huntsman Group to assign (including through notification to employees, as applicable), to VMC or a member of the VMC Group, as designated by VMC, all agreements containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) between a member of the Huntsman Group and a VMC Group Employee, with such assignment to be effective as of the Plan Transfer Date (or later Employee Transfer Date). To the extent that assignment of such agreements is not permitted, effective as of the Plan Transfer Date (or later Employee Transfer Date), each member of the VMC Group shall be considered to be a successor to each member of the Huntsman Group for purposes of, and a third-party beneficiary with respect to, all agreements containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) between a member of the Huntsman Group and a VMC Group Employee, such that each member of the VMC Group shall enjoy all the rights and benefits under such agreements (including rights and benefits as a third-party beneficiary), with respect to the business operations of the VMC Group; provided, however, that in no event shall Huntsman be permitted to enforce such restrictive covenant agreements against VMC Group Employees for action taken in their capacity as employees of a member of the VMC Group.

ARTICLE XIII
GENERAL PROVISIONS

Section 13.1          Preservation of Rights to Amend.  The rights of each member of the Huntsman Group and each member of the VMC Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 13.2          Confidentiality.  Each Party agrees that any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith that is not otherwise public through no fault of such Party is confidential and is subject to the terms of the confidentiality provisions set forth herein and in the Separation Agreement.

Section 13.3          Administrative Complaints/Litigation.  Except as otherwise provided in this Agreement, from and after the Effective Time, VMC shall assume, and be solely liable for, the handling, administration, investigation, and defense of actions, including ERISA, occupational safety and health, employment standards, union grievances, wrongful dismissal, discrimination or human rights, and unemployment compensation claims asserted at any time against Huntsman or any member of the Huntsman Group by (a) any VMC Group Employee (including any dependent or beneficiary of any such Employee), (b) any consultant or independent contractor who provided or provides services primarily for the benefit of the VMC Business or (c) any other person to the extent such actions or claims otherwise arise out of or relate to employment or the provision of services (whether as an employee, contractor, consultant, or otherwise) to or with respect to the business activities of any member of the VMC Group.  Clause (c) of the preceding sentence to the contrary notwithstanding, to the extent that any such legal action is brought by a Huntsman Group Employee or Former Huntsman Group Employee and relates to employment or the provision of services with respect to both the business activities of a member of the VMC Group and the business activities of a member of the Huntsman Group (excluding the VMC Group), reasonable costs and expenses incurred by the Parties in responding to such legal action shall be allocated among the Parties based upon the relative levels of service provided between the VMC Business and the businesses of the Huntsman Group other than the VMC Business.  Further notwithstanding the foregoing, to the extent that any legal action relates to a putative or certified class of plaintiffs, which includes both Huntsman Group Employees (or Former Huntsman Group Employees) and VMC Group Employees and such action involves employment or benefit plan related claims, reasonable costs and expenses incurred by the Parties in responding to such legal action shall be allocated among the Parties equitably in proportion to a reasonable assessment of the relative proportion of Employees included in or represented by the putative or certified plaintiff class. The procedures contained in the indemnification and related litigation cooperation provisions of the Separation Agreement shall apply with respect to each Party’s indemnification obligations under this Section 13.3.

Section 13.4          Reimbursement and Indemnification.  To the extent provided for under this Agreement, each Party agrees to reimburse the other Party, within 30 days of receipt from the other Party of reasonable verification, for all costs and expenses which the other Party may incur on its behalf as a result of any of the respective Huntsman Benefit Plans and VMC Benefit Plans and, as contemplated by Article XI, any termination or severance payments or benefits. All Liabilities retained, assumed, or indemnified against by VMC pursuant to this Agreement, and all Liabilities retained, assumed, or indemnified against by Huntsman pursuant to this Agreement, shall in each case be subject to the indemnification provisions of the Separation Agreement. Notwithstanding anything to the contrary, (i) no provision of this Agreement shall require any member of the VMC Group to pay or reimburse to any member of the Huntsman Group any benefit-related cost item that a member of the VMC Group has paid or reimbursed to any member of the Huntsman Group prior to the Plan Transfer Date, and (ii) no provision of this Agreement shall require any member of the Huntsman Group to pay or reimburse to any member of the VMC Group any benefit-related cost item that a member of the Huntsman Group has paid or reimbursed to any member of the VMC Group prior to the Plan Transfer Date.

Section 13.5          Costs of Compliance with Agreement.  Except as otherwise provided in this Agreement or any other Transfer Document, each Party shall pay its own expenses in fulfilling its obligations under this Agreement.

Section 13.6          Fiduciary Matters.  Huntsman and VMC each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 13.7          Entire Agreement.  This Agreement, together with the documents referenced herein (including the Separation Agreement, the Transfer Documents and the plans and agreements referenced herein), constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.  Any conflicts between the provisions of this Agreement and the Separation Agreement (and the agreements referenced therein) or any Transfer Document shall be addressed in the manner set forth in Section 8.6 of the Separation Agreement.

Section 13.8          Binding Effect; No Third-Party Beneficiaries; Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon any third parties any remedy, claim, Liability, reimbursement, cause of action, or other right in excess of those existing without reference to this Agreement. Nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan. The provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. This Agreement may not be assigned by any Party, except with the prior written consent of the other Party.

Section 13.9          Amendment; Waivers.  No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties. Any Party may, at any time, (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other Party with any of the agreements, covenants, or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant, or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercises thereof or of any other right.

Section 13.10       Remedies Cumulative.  All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 13.11       Notices.  Unless otherwise expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given: (i) when personally delivered, (ii) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent, (iii) if sent by overnight courier which delivers only upon the executed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent, or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a Party as it shall have specified by like notice.

Section 13.12       Counterparts.  This Agreement, including the Schedules hereto and the other documents referred to herein, may be executed in multiple counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.

Section 13.13       Severability.  If any term or other provision of this Agreement or the Schedules attached hereto is determined by a non-appealable decision by a court, administrative agency, or arbitrator to be invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the court, administrative agency, or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 13.14       Governing Law.  This Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein and therein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute, or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance, and remedies.

Section 13.15       Dispute Resolution.  The procedures set forth in Article IV of the Separation Agreement shall apply to any dispute, controversy or claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement, any breach or alleged breach hereof, the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the construction, interpretation, enforceability, or validity hereof.

Section 13.16       Performance.  Each of Huntsman and VMC shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any member of the Huntsman Group and any member of the VMC Group, respectively. The Parties each agree to take such further actions and to execute, acknowledge, and deliver, or to cause to be executed, acknowledged, and delivered, all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement. The Parties also agree that by executing this Agreement, any actions that an authorized officer of any member of the Huntsman Group or the VMC Group, as applicable, that have been taken prior to the execution of this Agreement will be deemed to be ratified and approved by the Parties as approved actions taken in furtherance of this Agreement.

Section 13.17       Construction.  This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against any Party.

Section 13.18       Effect if IPO Does Not Occur.  Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is terminated prior to the Effective Time or the IPO is not otherwise consummated, then this Agreement shall be of no further force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

HUNTSMAN CORPORATION

By:
Name:
Title:

VENATOR MATERIALS PLC

By:
Name:
Title:

SCHEDULE 3.1(i) COLLECTIVE BARGAINING AGREEMENTS

Schedule 3.1(i)

Country	Site	Name of Agreement
Finland	Pori	Kemian Perusteollisuuden Työehtosopimus
Finland	Pori	Kemianalan Toimihenkilösopimus
Finland	Pori	Kemianteollisuuden ylempien toimihenkilöiden pöytäkirja
France	Calais	The Collective agreement of the Union of Chemical Industries-France
France	Comines	The Collective agreement of the Union of Chemical Industries-France
Germany		Labour agreement for the Chemical industry
Germany	Ibbenbüren (IBB)	Manteltarifvertrag Chemische Industrie Westfalen
Germany	Schwarzheide (SCH)	Manteltarifvertrag Chemische Industrie Ost
Germany	Duisburg	Manteltarifvertrag Chemische Industrie Nordrhein
Germany	Duisburg (DUI)	Manteltarifvertrag Chemische Industrie Nordrhein
Italy	Scarlino	Contratto Collettivo Nazionale di Lavoro per gli addetti all’industria chimica, chimico-farmaceutica, delle fibre chimiche e dei settori abrasivi, lubrificanti e GPL
Italy	Scarlino	Contratto Collettivo di Lavoro Dirigenti di Aziende produttrici di beni e servizi
Italy	Scarlino	Contratto Integrativo Aziendale 2017-2019 Stabilimento di Scarlino
Italy	Turin	The Italian National Contract for the Chemical business
Italy	Turin	The Italian National Contract for Executives
Spain	Huelva	Convenio colectivo de Huntsman P&A Spain
United Kingdom	Birtley	Voluntary recognition agreement between Huntsman pigments (UK) limited and GMB and UNITE
United Kingdom	Greatham	Huntsman Tioxide- Trade union recognition and collective bargaining agreement- Unite
United Kingdom	Kidsgrove	Voluntary recognition agreement between Huntsman pigments (UK) limited and GMB
United States	Beltsville	United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (AFL-CIO-CLC) Local 12328
United States	Los Angeles	General Teamsters, Airline, Aerospace and Allied Employees, Warehousemen, Drivers, Construction, Rock and Sand Local 986
United States	St Louis	International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) Local 282

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